Exhibit 5(a)
April 2, 2009

Oncor Electric Delivery Company LLC
1601 Bryan Street
Dallas, Texas 75201-3411

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of an indeterminate amount of the Company’s 6.375% Senior Secured Notes due 2012 (the “2012 Notes”), 5.950% Senior Secured Notes due 2013 (the “2013 Notes”), 6.375% Senior Secured Notes due 2015 (the “2015 Notes”), 6.800% Senior Secured Notes due 2018 (the “2018 Notes”), 7.000% Debentures due 2022 (the “Debentures”), 7.000% Senior Secured Notes due 2032 (the “2032 Notes”), 7.250% Senior Secured Notes due 2033 (the “2033 Notes”), and 7.500% Senior Secured Notes due 2038 (the “2038 Notes,” and collectively with the 2012 Notes, the 2013 Notes, the 2015 Notes, the 2018 Notes, the Debentures, the 2032 Notes and the 2033 Notes, the “Securities”), to be offered solely for market-making purposes by an affiliate of the Company, we are passing upon certain legal matters in connection the Registration Statement. The 2012 Notes, the 2015 Notes, the 2032 Notes and the 2033 Notes are issued under the Indenture and Deed of Trust dated as of May 1, 2002, as amended and supplemented (the “May 2002 Indenture”), between the Company and The Bank of New York Mellon (formerly the Bank of New York), as trustee (the “Trustee”). The 2013 Notes, the 2018 Notes, the 2038 Notes and the Debentures are issued under the Indenture dated as of August 1, 2002, as amended and supplemented (the “August 2002 Indenture,” and together with the May 2002 Indenture, the “Indentures”), between the Company and the Trustee.
     In our capacity as counsel to the Company in connection with the matters referred to above, we have examined (i) the Company’s organizational documents, (ii) the originals, or copies certified or otherwise identified, of the Indentures, of corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iii) the Securities, (iv) the Registration Statement and (v) certificates of public officials and of representatives of the Company, statutes and other instruments and documents, we deemed necessary as a basis for the opinions hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that the signatures on all documents examined by us are genuine, the legal capacity of all natural persons, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that each of the Indentures is a valid and legally binding obligation of the Trustee. We have assumed further that the execution, delivery and performance by the Company of the Indentures and the Securities do not breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject.

     Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the Securities constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) any implied covenants of good faith and fair dealing. Our opinion is subject to the qualification that certain of the waivers and remedies in the Securities may be unenforceable under, or may be limited by, the laws (including judicial decisions) of the State of New York and the United States.

     The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the Delaware Limited Liability Company Act, the Texas Business Corporation Act and applicable federal law, in each case as in effect on the date hereof, and no opinion is expressed herein as to any matters governed by any other laws, including the laws of any other jurisdiction. We hereby consent to the filing of this opinion of counsel as Exhibit 5(a) to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Baker & McKenzie LLP Baker & McKenzie LLP